UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2015

THE MIDDLEBY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-9973	36-3352497
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

1400 Toastmaster Drive, Elgin, Illinois	60120
(Address of Principal Executive Offices)	(Zip Code)

(847) 741-3300

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01                                           Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously reported by The Middleby Corporation (the “Company”), on September 17, 2015, Sabin C. Streeter resigned from the board of directors of the Company.

On September 25, 2015, the Company received written notice (the “Notice”) from the Listing Qualifications department of the Nasdaq Stock Market that, due to Mr. Streeter’s resignation, the Company does not presently comply with Nasdaq’s audit committee requirements as set forth in Listing Rule 5605.  Among other things, Listing Rule 5605 requires listed issuers such as the Company to maintain an audit committee consisting of no fewer than three (3) independent directors. Mr. Streeter had been one of three (3) independent directors on the Company’s audit committee at the time of his resignation.

In the Notice, Nasdaq’s Listing Qualifications department further stated that, consistent with Listing Rule 5605(c)(4), Nasdaq will provide the Company a cure period in order to regain compliance with the audit committee membership requirement as follows: (i) until the earlier of the Company’s next annual shareholders’ meeting or September 19, 2016, or (ii) if the next annual shareholders’ meeting is held before March 15, 2016, then the Company must evidence compliance by no later than March 15, 2016.

The Company is in the process of considering candidates for appointment to the Company’s audit committee, but has not come to a final decision on a replacement for Mr. Streeter at this time. Once such a decision has been made, the appropriate independent director(s) will be appointed to the Company’s audit committee in full compliance with  Listing Rule 5605. The Company expects to regain full compliance with Listing Rule 5605 before the expiration of the cure period noted in the Notice.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MIDDLEBY CORPORATION

Dated: October 5, 2015	By:	/s/ Timothy J. FitzGerald
Name: Timothy J. FitzGerald
Title: Vice President and Chief Financial Officer